Exhibit 4.2

ADIENT PLC

2016 DIRECTOR SHARE PLAN

1.                                      Establishment.  Adient plc (the “Company”) hereby establishes a plan for the members of its Board of Directors (the “Board”) who are not officers or employees of the Company or any of its subsidiaries (“Non-Employee Directors”), as described herein (the “Plan”).

2.                                      Purpose.  The purpose of the Plan is to advance the Company’s growth and success and to advance its interests by attracting and retaining well-qualified Non-Employee Directors upon whose judgment the Company is largely dependent for the successful conduct of its operations and by providing such individuals with incentives to put forth maximum efforts for the long-term success of the Company’s business.

3.                                      Effective Date of the Plan.  The effective date of the Plan is October 31, 2016.  The Plan was approved by the sole shareholder of the Company prior to such date.

4.                                      Shares Subject to the Plan.  Subject to adjustment in accordance with the provisions of Section 8, the total number of ordinary shares of the Company (“Ordinary Shares”), available for awards under this Plan shall not exceed 150,000 shares.  Ordinary Shares to be delivered under the Plan by the Company shall be made available from presently authorized but unissued Ordinary Shares or authorized and issued Ordinary Shares reacquired and held as treasury shares (subject to compliance with applicable law), or a combination thereof.

5.                                      Administration.

(a)                                 The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors.

(b)                                 Subject to the express provisions of the Plan, the Committee shall have the authority to interpret the Plan, to the extent provided by law.

(c)                                  The members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorney’s fees) arising from any act, omission, interpretation, construction or determination made in connection with the Plan to the full extent permitted by law, which shall be in addition to any directors and officers liability insurance that may be in effect from time to time and any other indemnification agreement or arrangement between the Company and its subsidiaries, on the one hand, and any member of the Committee, on the other hand.

6.                                      Grants of Ordinary Shares.  If all or any portion of any Non-Employee Director fees (including but not limited to, the annual retainer, committee chair fees, and lead director fees) are to be paid in the form of Ordinary Shares under this Plan, as approved by the Board or the Committee, then the number of Ordinary Shares to be issued shall be such number, rounded down to the nearest whole share, whose value (determined on the date payment is due to be made) shall equal the amount to be paid. The value of an Ordinary

Share on any given date means (a) the closing sales price on that date, or on the immediately preceding trading day if such date is not a trading day, as reported on the New York Stock Exchange, (b) if the Ordinary Shares are not listed on the New York Stock Exchange, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the last bid and asked prices) for the Ordinary Shares on the particular date, or on the last preceding date on which there was a sale of Ordinary Shares on that exchange or market, or (c) if the Ordinary Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee.  The number of Ordinary Shares that may be awarded hereunder to any individual Non-Employee Director during any fiscal year of the Company shall not exceed the number of Ordinary Shares having a grant date fair value of USD $750,000.

7.                                      Termination of Service as Non-Employee Director.  If a Non-Employee Director ceases to serve on the Board, then all rights to receive Ordinary Shares hereunder shall terminate immediately.

8.                                      Adjustment Provisions.  In the event of any change in the Ordinary Shares by reason of a declaration of a share dividend (other than a share dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, scheme of arrangement or split-up, combination or exchange of shares or otherwise, the aggregate number of shares available under this Plan shall be appropriately adjusted by the Committee, using the same standards and/or formulas as it uses in making adjustments under the Adient plc 2016 Omnibus Incentive Plan (or any successor plan thereto).

9.                                      Termination and Amendment of Plan.  The Board (acting through the Committee to the extent permitted by law) may at any time terminate the Plan and may amend the Plan as it shall deem advisable including (without limiting the generality of the foregoing) any amendments deemed by the Board to be necessary or advisable to assure conformity of the Plan with any requirements of state, federal and foreign laws or regulations now or hereafter in effect; provided, however, that the Board may not, without further approval by the shareholders of the Company make any modifications which, under Rule 16b-3 or the rules of the New York Stock Exchange (or such other national securities exchange that is the primary exchange on which the Ordinary Shares are listed), require such approval.

10.                               Rights as a Shareholder.  A Non-Employee Director shall have no rights as a shareholder with respect to Ordinary Shares granted under this Plan until the date of issuance of the share certificate to him or her, or the date an appropriate book-entry issuing shares to him or her is made.  No adjustment will be made for dividends or other rights for which the record date is prior to the date such Ordinary Shares are issued.

11.                               Governing Law.  The Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Plan shall be governed by, except to the extent preempted by other applicable laws (1) with respect to the corporate law requirements applicable to the Company, the validity and authorization of the issuance of Ordinary Shares under the Plan and similar matters, the internal laws of Ireland (without reference to conflict of law principles thereof) and (2) with respect to all other matters relating to the Plan and awards hereunder, the internal laws of the State of New York (without reference to conflict of law principles thereof).  The Plan, and all awards hereunder, shall also be interpreted in a manner consistent with, and shall be subject to compliance with, the requirements of the New York Stock Exchange (or such other national securities exchange that is the primary exchange on which the Ordinary Shares are listed).

12.                               Unfunded Plan.  This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits.

13.                               Tax Withholding. In the event the Company is required to withhold any taxes or other amounts as a result of the issuance of Ordinary Shares hereunder, the Company will, unless it otherwise determines, satisfy such tax obligations by withholding a number of Ordinary Shares otherwise issuable in the amount needed to satisfy any withholding obligations; provided that, the amount withheld may not exceed the Non-Employee Director’s minimum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its affiliates to avoid an accounting charge until Accounting Standards Update 2016-09 applies to the Company or its affiliates, after which time the amount withheld may not exceed the total maximum statutory tax rates associated with the transaction.  Alternatively, the Company may require the Non-Employee Director to pay to the Company, in cash, promptly on demand, amounts sufficient to satisfy such tax obligations or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such tax obligations, or the Company may withhold from cash payable to the Non-Employee Director the amount needed to satisfy any withholding obligations.  In any case, the Company may defer issuing Ordinary Shares if any such tax may be pending unless and until indemnified to its satisfaction.

14.                               Requirements of Law and Securities Exchange.  The issuance of Ordinary Shares hereunder is subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan, the Company has no liability to deliver any Ordinary Shares under this Plan unless such delivery would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Non-Employee Director has taken all actions required by the Company in connection therewith.  The Company may impose such restrictions on any Ordinary Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchange.

15.                               Restrictive Legends; Representations. All Ordinary Shares issued (whether in certificated or book entry form) pursuant to this Plan shall bear such legends or be subject to such stop transfer orders as the Committee may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange.  The Committee may require each Non-Employee Director who acquires Ordinary Shares under the Plan to represent to the Company in writing that such individual is acquiring the Ordinary Shares without a view to the distribution thereof.

16.                               Construction.  Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.  Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

17.                               Severability.  If any provision of this Plan (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or (b) would disqualify this Plan under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, then such provision should be stricken as to such jurisdiction or person, and the remainder of this Plan will remain in full force and effect.